RESTRICTED STOCK AGREEMENT
                           --------------------------

                                 PURSUANT TO THE
                                BUCS FEDERAL BANK

                           2002 RESTRICTED STOCK PLAN
                           --------------------------

         This Agreement shall constitute an award of Restricted Stock ("Award") for a total of __________ shares of Common Stock of BUCS Financial Corp (the "Corporation"), which is hereby granted to __________________________ (the "Participant") at the price determined as provided herein, and in all respects subject to the terms, definitions and provisions of the 2002 Restricted Stock Plan (the "Plan") adopted by the Corporation which is incorporated by reference herein, receipt of which is hereby acknowledged.

         1. Purchase Price. The purchase price for each share of Common Stock awarded by this Agreement is $0.00.

         2. Vesting of Plan Awards. The Award of such Common Stock shall be deemed non- forfeitable in accordance with the provisions of the Plan, provided the holder of such Award is an employee, director or director emeritus of the Corporation or BUCS Federal Bank (the "Bank") as of such date, as follows:

                  (a)      Schedule of Vesting of Awards.


                                            Number    Percentage of Total Shares
                                              of          Awarded Which Are
                           Date             Shares         Non-forfeitable
                           ----             ------         ---------------

Upon Grant.........................         _____               __%
As of ________________.............         _____               __%
As of ________________.............         _____               __%
As of ________________ ............         _____               __%
As of ________________.............         _____               __%
As of ________________.............         _____               __%


         (b) Restrictions on Awards. This Award may not be delivered to the recipient if the issuance of the Shares pursuant to the Award would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Participant's receipt of this Award, the Corporation may require the person receiving this Award to make any representation and warranty to the Corporation as may be required by any applicable law or regulation.

         3. Non-transferability of Award. This Award may not be transferred in any manner prior to such Award, or portion thereof, being deemed non-forfeitable. Notwithstanding anything herein or in the Plan to the contrary, all Shares subject to an Award held by a Participant whose employment or service with the Corporation or the Bank terminates due to death shall be deemed 100% earned and nonforfeitable as of the Participant's last date of employment or service with the Corporation or the Bank and shall be distributed as soon as practicable thereafter to the Beneficiary as set forth in accordance with the Plan.

         4. Other Restrictions on Award. This Award shall be subject to such other restrictions and limitations as are contained in the Plan or as determined by the Plan Committee administering such Plan. Such Award shall be immediately 100% vested upon death or disability (as determined by the Plan Committee) of the Participant or upon a Change in Control of the Corporation or the Bank.

                                                     BUCS FEDERAL BANK




Date of Grant:                                       By:
               ------------------------                 -----------------------



Attest:



----------------------------------------

[SEAL]

                                        2